UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

       PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

    Date of Report (Date of earliest event reported): AUGUST 5, 2011 (AUGUST
                                    5, 2011)


                TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.
             (Exact name of registrant as specified in its charter)


                NEVADA              000-28323              98-0368586
        (State or other            (Commission            (IRS Employer
         jurisdiction of           File Number)           Identification No.)
         incorporation)


         1620 CYPRESS GARDENS ROAD, MONCKS CORNER, SOUTH CAROLINA 29461
              (Address of principal executive offices) (Zip Code)


                                 (843)761-7955
               Registrant's telephone number,including area code


                                 NOT APPLICABLE
         (Former name or former address,if changed since last report.)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

























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ITEM 5.02 ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY
ARRANGEMENTS OF CERTAIN OFFICERS.

ELECTION OF DIRECTOR:

On August 5, 2011 Dr. Serji N. Amirkhanian became a member of the Board of Directors for Tire International Environmental Solutions, Inc. ("The Company"). Dr. Amirkhanian was the Mays Professor of Transportation and the Director of the Asphalt Rubber Technology Services(ARTS) in the Department of Civil Engineering at Clemson University until June of 2010. He was responsible for teaching courses in construction materials (e.g., asphalt, concrete, etc.), construction management, and construction productivity. He is the Director of Research and Development for Phoenix Industries of Las Vegas. In addition, he is the partner and Director of Research and Development for AET Robotics and Inspection Services of Clemson, SC. He is also been selected to be a Guest Professor at Wuhan University of Technology at Wuhan, China (a city of over 9 million people).

Dr. Amirkhanian started his teaching career in 1987 at Clemson University. His research area of interest is in construction materials, recycling issues and polymers. He has conducted many years of research in hot mix asphalt area for many private companies, SC DOT and Federal government. The total dollar amount of his research contracts exceeded $14 million. His research has resulted in over 100 refereed journal papers and over 100 conference papers and research reports that are well-cited around the world. He has also published two book chapters.

In addition Dr. Amirkhanian has conducted over 200 presentations around the country and the world presenting his research findings. He has supported over 70 graduate and 80 undergraduate students conducting research for the South Carolina Department of Transportation(SCDOT), the Federal Highway Administration
(FHWA), the South Carolina Department of Health and Environmental Control
(SC DHEC), and private industries (e.g., BMW, Owens Corning, Michelin, Milliken, Honeywell, etc.) over the past 23 years. Many of his students are in many important positions either in academia or in the industry around the world.
He has been nominated and selected to many honors from various agencies (e.g., student organizations, departmental honors, university, state, etc.).

Dr. Amirkhanian is a recognized international authority on the use of recycled and by-products in construction materials and has been conducting research in this area for many years. In 2000, he did establish the Asphalt Rubber Technology Service (ARTS). This program was the only service of its kind in the world, and Dr. Amirkhanian has been invited to present the research findings of his research team to many state agencies both in the United States and in many foreign countries (e.g., China, Canada, France, Spain, Italy, Germany, Belgium, Brazil, Poland, South Korea, Japan, Singapore, etc.). In recognition of his expertise, he has been elected to both the technical advisory board of the European Waste Tire Association (the only person from USA for rubberized asphalt) and the technical advisory board of the Rubber Pavements Association
(RPA) in the USA. He is a member of many national and international engineering associations (e.g., American Society of Civil Engineers, Transportation Research Board, Asphalt Association of Pavement Technologies, etc.) and has been involved with two USA patents.

Currently, Dr. Amirkhanian is conducting consulting work for various major national and international companies including work for the World Bank. He lives in Clemson, South Carolina with his wife of 28 years (Kathy) and they have four children, ages ranging from 17 to 23 years of old.

Mr. Amirkhanian received 100,000 shares of the Company's common stock as initial compensation for his services and will receive additional monetary compensation for attendance at Board of Directors meetings. Mr. Amirkhanian may be asked to perform consulting services for the Company in connection with the Company's recently announced Moncks Corner, South Carolina project development. The Company has provided Mr. Amirkhanian with the attached Indemnification. Mr. Amirkhanian's term on the Board of Directors commences upon the Company finalizing its Director and Officer liability insurance coverage.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                TIRE INTERNATIONAL ENVIRONMENTAL SOLUTIONS INC.


August 5, 2011
                              By: /s/ Antonio Care
                                  Antonio Care
                     President and Chief Executive Officer